Exhibit 99.1

Elevation Oncology to Discontinue Development of EO-3021; Advancing EO-1022, While Evaluating Strategic Options

-- Continuing to advance potentially differentiated HER3 ADC, EO-1022, which utilizes an MMAE payload and glycan site-specific conjugation --

-- Plan to present preclinical data for EO-1022 at AACR Annual Meeting 2025 and to file an Investigational New Drug (IND) application in 2026 --

-- Updated clinical data of Claudin 18.2 ADC EO-3021 demonstrate ORR of 22.2% in biomarker-enriched patient population; electing to discontinue further development of EO-3021 --

-- Implementing workforce reduction of approximately 70%; cash runway extended into 2H 2026 --

Boston, Mass. March 20, 2025 – Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today announced that it has elected to discontinue development of EO-3021. EO-3021 is a Claudin 18.2 antibody-drug conjugate (ADC), which Elevation Oncology was developing for the treatment of advanced, unresectable or metastatic gastric and gastroesophageal junction (GEJ) cancers. Elevation Oncology will continue to advance EO-1022, a HER3 ADC for the treatment of patients with HER3-expressing solid tumors, and, in parallel, is initiating a process to evaluate strategic options to maximize shareholder value.

The decision to discontinue clinical development of EO-3021 was based on data from the dose escalation and expansion stages of Elevation Oncology’s Phase 1 trial, in which treatment with EO-3021 as a monotherapy demonstrated an objective response rate (ORR) of 22.2% (95% CI: 10, 39; 1 confirmed complete response and 7 confirmed partial responses) and a disease control rate (DCR) of 72.2% (95% CI: 55, 86) among 36 evaluable patients with gastric or GEJ cancer and Claudin 18.2 in ≥20% of tumor cells at IHC 2+/3+. In the safety analysis of all enrolled patients (n=85), treatment with EO-3021 was observed to be generally well-tolerated, with an adverse event profile consistent with previously reported data, including minimal hematological toxicity and hepatotoxicity, and no peripheral neuropathy/hypoesthesia.

“We are deeply disappointed by these results from our Phase 1 trial. Despite continuing to demonstrate differentiated safety as a more combinable ADC, updated efficacy data suggest that treatment with EO-3021 does not meet our bar for success and is insufficient to provide patients a competitive benefit-risk profile compared to other Claudin 18.2 ADCs in development,” said Joseph Ferra, President and Chief Executive Officer of Elevation Oncology. “Based on these data, we have decided to discontinue further development of EO-3021. I want to express my tremendous gratitude to the patients, physicians and site coordinators who participated in the EO-3021 clinical trial.”

Mr. Ferra continued, “We are turning our focus to our potentially differentiated HER3 ADC, EO-1022, which incorporates glycan site-specific conjugation and is designed to address significant and emerging unmet needs in many HER3-expressing cancers. We look forward to presenting preclinical data supporting its potential at the AACR Annual Meeting next month. In parallel, we are initiating efforts to evaluate strategic options for the company. With cash into the second half of 2026 and a disciplined operating strategy, we are well-positioned to advance EO-1022 while working to identify and capitalize on the best opportunities to maximize value for our stakeholders.”

Corporate Update:

Elevation Oncology is implementing a workforce reduction of approximately 70%. The total cash payments and costs related to this reduction in force are estimated to be approximately $3 million, with a significant majority of these amounts expected to be paid though the end of June 2025. As part of this reduction, Elevation Oncology’s Chief Medical Officer, Valerie Malyvanh Jansen, M.D., Ph.D., will step down, effective March 31, 2025. Dr. Jansen will continue to support the company in a consulting capacity.

“I want to thank the employees who will be departing as part of this restructuring. Over the past five years, my colleagues have worked tirelessly to advance a novel pipeline of selective medicines, demonstrating a tremendous commitment to making a difference for people living with cancer. I am deeply appreciative of their dedication, support and contributions,” added Mr. Ferra.

Based on its current operating plans, Elevation Oncology now expects that its cash, cash equivalents, and marketable securities of $93.2 million as of December 31, 2024, will be sufficient to fund its operations into the second half of 2026.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are leveraging our ADC expertise to advance EO-1022, a HER3 ADC for the treatment of patients with HER3-expressing solid tumors. EO-1022 is currently progressing through preclinical development, with an investigational new drug (IND) application expected in 2026. For more information, visit www.ElevationOncology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated clinical and preclinical development activities, expected timing of announcements of preclinical results, potential benefits of product candidates, potential market opportunities for product candidates, the ability of product candidates to treat their targeted indications, expected workforce changes, expected costs and costs associated with the corporate restructuring, the evaluation of strategic options and Elevation Oncology’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “will,” “would,” and other words and terms of similar meaning. Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology's ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, Elevation Oncology’s ability to fund development activities and achieve development goals, Elevation Oncology’s ability to protect intellectual property, Elevation Oncology’s ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading “Risk Factors” in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Gracie Tong

Senior Director, Investor Relations and Corporate Communications

gtong@elevationoncology.com